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                                                                     Exhibit 2.2
                            STOCK PURCHASE AGREEMENT

         THIS AGREEMENT is made and entered into this 1st day of July, 1999 by and among BSD Healthcare Industries Corp. ("BSD"), Coventry Industries Corp. ("Coventry"), Stephen Rosedale and Ronald Wilheim (the "Shareholders").

         WHEREAS, BSD is the owner of Respiratory Care Services, Inc. and RCS Subacute, Inc. (the "Subsidiaries"); and

         WHEREAS, the Shareholders own shares of Coventry; and

         WHEREAS, BSD desires to sell and the Shareholders desire to purchase all of the issued and outstanding stock of the Subsidiaries under the terms and conditions contained herein; and

         NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

         1. Purchase and Sale of Stock. On the terms and subject to the conditions set forth in this Agreement, BSD agrees to sell, assign, transfer and deliver to the Shareholders and the Shareholders agree to purchase from BSD the all of the stock in the Subsidiaries owned by BSD.

         2. Purchase Price and Delivery. The total purchase price that shall be paid by the Shareholders to BSD for the Subsidiaries shall be 75,000 shares of common stock of Coventry owned by Shareholders.

         3. Closing. Closing shall occur simultaneously with the execution of this agreement. The Closing will occur at the offices of Coventry, 1900 Corporate Boulevard, Boca Raton, FL 33431 at 10:00 am unless a different date or time is agreed to by the parties in writing in advance. Failure to close on said date or on any extension date agreed to in writing by the parties shall terminate this Agreement.

         4. Representations and Warranties of BSD. BSD represents and warrants to Shareholders that the statements contained in this paragraph 5 are correct and complete and that said representations and warranties shall not survive the Closing.

         (A) Ownership of Subsidiaries Shares. BSD is the sole and exclusive record and beneficial owners of all of the issued and outstanding Shares of the Subsidiaries. BSD possess good title to such shares., Seller has the right to sell, assign, transfer and deliver such shares to the Shareholders in accordance with the terms of this Agreement.

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         (C)      Validity of Agreement. BSD has the legal capacity and
                  authority to enter into this Agreement. This Agreement is a valid and legally binding obligation of BSD and is fully enforceable against BSD in accordance with its terms, except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors rights generally.

         5. Severability. The agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by a court of competent jurisdiction, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

         6. Amendment and Modifications. This Agreement may be amended or modified only by writing, executed and delivered by the parties hereto.

         7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall, for all purposes of this Agreement, be deemed an original, but all of which shall constitute one and the same agreement.

         8. Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the respective parties hereto, their successors, legal representatives, heirs and, to the extent herein permitted, assigns.

         9. Governing Law This Agreement and any performance hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Florida.


         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the day and year first above written.

BSD Healthcare Industries, Inc.                      Coventry Industries Corp.



By: /s/Ronald Wilheim                                By: /s/ Robert Hausman
    -------------------                                  --------------------
       Ronald Wilheim                                        Robert Hausman


  /s/ Stephen Rosedale                                   /s/ Ronald Wilheim
  ---------------------                                  --------------------
      Stephen Rosedale                                       Ronald Wilheim

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